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                                                                    Exhibit 99.1

    Virata Completes D2 Technologies Acquisition to Secure Strategic Voice
     Technology

     Virata Gains Access to D2's Voice Software Technology, Intellectual Property and Customer Base

     SANTA CLARA, Calif., Feb. 14 /PRNewswire/ -- Virata Corporation today announced that it has completed its acquisition of D2 Technologies, Inc., a leading supplier of telephony and voice over IP software that is currently being used by many of the top 10 telecommunications equipment providers worldwide. The acquisition, which has been accounted for as a purchase, was completed just three weeks after entering into the definitive merger agreement with D2 Technologies. Under the terms of the merger agreement, Virata will issue shares of its common stock with an aggregate value of $90 million, based on a negotiated per share price of Virata's common stock at the time the merger agreement was executed, to acquire all of the outstanding shares of D2.

     "Virata is on a extremely aggressive pathway to dominate the DSL and broadband wireless local loop markets and this acquisition marks a significant step towards achieving that goal," said chief executive officer Charles Cotton. "While the company maintains a breadth of software and hardware expertise in-house, we plan to pursue strategic acquisitions such as this one whenever we see a key technology needed to accelerate future growth.

     "The majority of our customer base is moving towards integrating voice into their DSL equipment," added Cotton. "The D2 acquisition provides Virata with the voice technology necessary for products targeting the next big wave in communications products -- integrated data and voice over a single twisted pair connection."

     Effective immediately, Virata plans to expand operations at D2's Santa Barbara facility in order to speed the delivery of voice solutions and reference designs.

     About Virata

Santa Clara-based Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product
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solutions enable customers to develop a diverse range of DSL equipment including modems, gateways and routers targeted at the voice and high-speed data network access, or broadband, market. The products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

     Virata is a registered trademark of Virata Corporation. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

     Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development, the company's ability to complete the acquisition in the time period outlined, or at all, and extract value from the acquisition, and manufacturing and government regulation. Virata will not update these forward-looking statements to reflect events or circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from time to time with the Securities and Exchange Commission.

     For more information on Virata Corporation at no cost, please call 1-800-PRO-INFO (U.S.) or 732-544-2850 (Int'l), ticker symbol VRTA.



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